UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 2, 2011 (July 27, 2011)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Director Compensation

As previously disclosed, on May 4, 2011, the Board of Directors (the “Board”) of Penn Virginia Corporation (the “Company”) approved certain changes to the Company’s director compensation policy. The changes had been recommended to the Board by its Compensation and Benefits Committee (the “C&B Committee”). The changes to the director compensation policy were effective as of April 1, 2011. At the time, the Board intended to eliminate the payment of meeting fees for committee meetings; however, the change was inadvertently omitted. Therefore, on July 27, 2011, the Board approved the elimination of meeting fees for committee meetings effective as of April 1, 2011.

Pursuant to the Company’s director compensation policy approved in May 2011, each non-employee director of the Company receives, among other things, $110,000 worth of deferred common stock units. Each deferred common stock unit represents one share of the Company’s common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. On July 27, 2011, the Board, acting on the recommendation of the C&B Committee, approved a change to the Company’s director compensation policy to allow each director to elect to receive the $110,000 equity portion of his or her director compensation either in the form of shares of common stock or deferred common stock units. In either case, the actual number of shares of common stock or deferred common stock units awarded in any given year is based upon the New York Stock Exchange closing price of the Company’s common stock on the dates on which such awards are granted. The change is effective as of January 1, 2012.

In connection with the changes to the Company’s director compensation policy, the Board approved stock ownership guidelines for the Company’s non-employee directors, which require non-employee directors to own shares of common stock of the Company having a value equal to four times the annual cash retainer payable by the Company for serving on the Board.

Mid-Continent Divestiture

On July 28, 2011, the Company, through its indirect wholly owned subsidiaries, Penn Virginia MC Energy L.L.C. (“PVMCE”) and Penn Virginia Oil & Gas Corporation (“PVOG”), entered into a Purchase and Sale Agreement (the “PSA”) with Unit Petroleum Company (“Unit”) providing for Unit’s purchase from PVMCE and PVOG of substantially all of their Arkoma Basin oil and gas assets, together with certain other Mid-Continent oil and gas assets, for $30.5 million in cash (the “Transaction”). The oil and gas assets subject to the Transaction are located in Beaver, Caddo, Canadian, Cleveland, Custer, Dewey, Ellis, Garvin, Grady, Haskell, Hughes, Latimer, Le Flore, Logan, McClain, McIntosh, Noble, Oklahoma, Pawnee, Pittsburg, Sequoyah, Stephens and Washita Counties of Oklahoma and Irion, Lipscomb, Ochiltree and Upton Counties of Texas. The closing of the Transaction, which is expected to occur on August 31, 2011, is subject to customary closing conditions, including the completion of title and environmental reviews.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 27, 2011, the Board amended the Company’s Code of Business Conduct and Ethics (the “Code”) to remove references to Penn Virginia GP Holdings, L.P. (“PVG”) and Penn Virginia Resource Partners, L.P. (“PVR”) and their respective businesses. PVG and PVR are former subsidiaries of the Company, which were divested in June 2010. In accordance with paragraph (c) of this Item and paragraph (d) of Item 406 of Regulation S-K, the Code, as amended, is posted in the “Governance” section of the Company’s website, http://www.pennvirginia.com.

Item 7.01.	Regulation FD Disclosure.

On July 29, 2011, the Company announced the Transaction. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 7.01. In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Penn Virginia Corporation dated July 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2011

Penn Virginia Corporation

By:	/s/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release of Penn Virginia Corporation dated July 29, 2011.